NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 30, 2011, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 1, 2011 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. On June 29, 2011, Legg Mason, Inc. ('LMI’) closed on the remarketing of the Original Debentures, which were remarketed for a total of $103,039,400 of proceeds in the Collateral Account, representing $50 per Stock Purchase Contract, shall be applied in satisfaction of holders' obligations under the Stock Purchase Contracts and shall be payable to LMI. The settlement rate is 0.88810 of a share of Common Stock of LMI for each Corporate Unit. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 30, 2011.